Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Charles River Laboratories International, Inc.'s Annual Report on Form 10-K for the year ended December 26, 2015.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 13, 2016